Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

December 29, 2009

CareFusion Corporation

3750 Torrey View Court

San Diego, California 92130

Ladies and Gentlemen:

We have acted as counsel to CareFusion Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the Registration Statement on Form S-4 (the “Registration Statement”) relating to the offer and sale by the Company of $250,000,000 aggregate principal amount of 4.125% senior notes due 2012, $450,000,000 aggregate principal amount of 5.125% senior notes due 2014 and $700,000,000 aggregate principal amount of 6.375% senior notes due 2019 (the “Exchange Notes”). The Exchange Notes will be offered in exchange for like principal amount of the Company’s outstanding unregistered 4.125% senior notes due 2012, 5.125% senior notes due 2014, and 6.375% senior notes due 2019 (the “Original Notes”) pursuant to the Registration Rights Agreement, dated as of July 21, 2009 (the “Registration Rights Agreement”), by and among the Company, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes. The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of July 21, 2009, as supplemented by the First Supplemental Indenture, dated as of July 21, 2009 (collectively, the “Indenture”), among the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Exchange Notes (assuming the due authentication and delivery of the Exchange Notes by the Trustee in accordance with the Indenture) will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms.

The opinion expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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